Exhibit 10(n)
BRINKER INTERNATIONAL, INC.
TERMS OF
CEO SPECIAL EQUITY AWARD

August 31, 2017 (“Grant Date”)

Brinker International, Inc. (the “Company”), acting pursuant to Section 2 of the Brinker International, Inc. Stock Option and Incentive Plan (the “Plan”), has granted to you (the “Option Holder”) an option to purchase such number of shares of the common stock of the Company (“Stock”) as specified in your award letter (the “Award”). The Award is in all respects subject to the provisions of the Plan (the terms of which are incorporated herein by reference), these Award terms including any appendices hereto (“Award Terms”) and your award letter.

1.Definitions. For purposes of this Award, the terms listed below are defined as follows:
(a)    12-Month Rolling EPS. The term “12-Month Rolling EPS” means, as of a given date, the Company’s actual adjusted diluted earnings per share for the 12-month period ended on such date and is calculated as the Adjusted Net Income (modified for any applicable adjustments set forth in Appendix 1) divided by the Adjusted Diluted WAS, each as determined for the 12-month period ended on such date by the Company in its sole discretion.
(b)    Adjusted Diluted WAS. The term “Adjusted Diluted WAS” means actual diluted weighted average shares prepared in accordance with GAAP and adjusted as set forth in Appendix 1.
(c)    Adjusted Net Income. The term “Adjusted Net Income” means the Company’s actual net income prepared in accordance with GAAP and adjusted to exclude items recorded in the Company’s “Other Gains and Charges” caption on the consolidated statement of comprehensive income and any other items which are excluded from the Company’s net income to determine “Adjusted Net Income” as presented in the quarterly and annual earnings releases.
(d)    Cause. The term “Cause” has the meaning set forth in the Severance and Change in Control Agreement by and between the Company and the Option Holder, dated as of June 22, 2017 (the “CIC Agreement”).
(e)    Change in Control. The term “Change in Control” has the meaning set forth in the CIC Agreement.
(f)    Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.
(g)    Disability. The term “Disability” shall mean “Total Disability”, as such term is defined in the CIC Agreement.

(h)    EPS. The term “EPS” means, as of a given date, the Company’s actual adjusted diluted earnings per share as of such date and is calculated as the Adjusted Net Income (modified for any applicable adjustments set forth in Appendix 1) divided by the Adjusted Diluted WAS, each as determined for the most recent Company fiscal year ended prior to such date by the Company in its sole discretion.
(i)    Exercise Price. The term “Exercise Price” means the amount set forth in the award letter associated with the Award, which represents the closing price per share of the Stock on the trading day coinciding with the Grant Date (or, if such day is not a trading day, the closing price per share of the Stock on the trading day immediately preceding the Grant Date). The Exercise Price shall never be less than the fair market value of a share of Stock on the Grant Date of the Option within the meaning of Code Section 409A.
(j)    Good Reason. The term “Good Reason” has the meaning set forth in the CIC Agreement.
(k)    Rule of 70. The term “Rule of 70” means that the sum of the Option Holder’s age and the Option Holder’s years of service with the Company or a Related Company equals or exceeds 70.
(l)    Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in these Award Terms will have the meaning set forth in the Plan.
2.    Grant of Option. The Option Holder has been granted an option (the “Option”) to purchase shares of Stock from the Company at the Exercise Price, in the amounts, during the periods and upon the terms and conditions set forth in these Award Terms and in the Option Holder’s award letter.
3.    Vesting and Exercisability.
(a)    Vesting Schedule. The Option will vest in accordance with the following schedule (the period starting on the Grant Date and ending on the Vesting Date for each Vesting Tranche, the “Vesting Period”):

If Option Holder remains continuously in the
employ of the Company or a Related Company through the applicable dates below and the applicable performance goals set forth below are achieved (each a “Vesting Date”):

Then the following portion of the Option will vest on the applicable Vesting Date (each portion referred to as a “Vesting Tranche”):
On June 30, 2021 but ONLY IF the EPS achieved as of June 30, 2021 is at least $4.40. On June 30, 2022 but ONLY IF the EPS achieved as of June 30, 2022 is at least $5.00.	50% of Option (the “First Vesting Tranche”) 50% of Option (or 100% of Option if no portion of Option vested in the First Vesting Tranche) (the “Second Vesting Tranche”)
Notwithstanding any provision herein to the contrary, no unvested portion of the Option will vest after the earlier of (i) June 30, 2022 or (ii) except as specifically provided in these Award Terms, the date of the Option Holder’s termination of employment. For purposes of these Award Terms, “termination of employment” means the Option Holder ceases to be employed by the Company and all Related Companies.
(b)    Death or Disability. Notwithstanding Section 3(a), if the Option Holder ceases to be employed with the Company and the Related Companies prior to one or more Vesting Dates due to the Option Holder’s death or Disability, then the portion of the unvested Option that will become vested as of the date of such termination is equal to the then-unvested portion of the Option multiplied by a fraction, the numerator of which is the 12-Month Rolling EPS determined as of the date of termination and the denominator of which is $5.00.
(c)    Voluntary Termination. Notwithstanding Section 3(a), if the Option Holder resigns from employment with the Company and the Related Companies for any reason prior to one or more Vesting Dates (other than for Good Reason following a Change in Control), the unvested portion of the Option will be forfeited as of the Option Holder’s termination of employment.
(d)    Involuntary Termination.
(i)    Involuntary Termination Without Cause Not Following a Change in Control. Notwithstanding Section 3(a), if the Option Holder is involuntarily terminated for a reason other than for Cause prior to one or more Vesting Dates, then the following percentage of the unvested Option will become vested at the end of the applicable Vesting Period:

a)	If the termination occurs prior to the second annual anniversary of the Grant Date: 0%.

b)	If the termination occurs on or after the second annual anniversary of the Grant Date, but prior to the third annual anniversary of the Grant Date:

(1)
With respect to the First Vesting Tranche: a percentage determined by dividing the number of days in the Vesting Period for the First Vesting Tranche that the Option Holder was employed by the total number of days in the Vesting Period for the First Vesting Tranche, provided that the EPS target set forth for the First Vesting Tranche ($4.40) is achieved as of the Vesting Date for such tranche. For the avoidance of doubt, if the EPS target set forth for the First Vesting Tranche ($4.40) is not achieved as of the Vesting Date for such tranche, the percentage will be 0%; and

(2)	With respect to the Second Vesting Tranche: 0%.

c)	If the termination is on or after the third annual anniversary of the Grant Date:

(1)
With respect to the First Vesting Tranche: a percentage determined by dividing the number of days in the Vesting Period for the First Vesting Tranche that the Option Holder was employed by the total number of days in the Vesting Period for the First Vesting Tranche, provided that the EPS target set forth for the First Vesting Tranche ($4.40) is achieved as of the Vesting Date for such tranche; and

(2)
With respect to the Second Vesting Tranche: a percentage determined by dividing the number of days in the Vesting Period for the Second Vesting Tranche that the Option Holder was employed by the total number of days in the Vesting Period for the Second Vesting Tranche, provided that the EPS target set forth for the Second Vesting Tranche ($5.00) is achieved as of the Vesting Date for such tranche.

(ii)    Involuntary Termination Without Cause or Termination for Good Reason Following a Change in Control. Notwithstanding Sections 3(a) and 3(d)(i), in the event there has been a Change in Control during the Vesting Period and the Option was not vested in connection with the Change in Control pursuant to Section 3(e), then if the Option Holder is involuntarily terminated following the Change in Control for a reason other than Cause, or if the Option Holder terminates for Good Reason following the Change in Control, in each case prior to one or more Vesting Dates, the unvested portion of the Option will become fully vested as of the date of such termination.
(e)    Change in Control. Notwithstanding Section 3(a), in the event of a Change in Control prior to one or more Vesting Dates, if the Option is not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or ceases to remain outstanding immediately following the Change in Control, the Option Holder’s Option will become fully vested as of the date immediately preceding such Change in Control, provided the

Option Holder has remained continuously employed by the Company or a Related Company through such date. After a Change in Control, references to the “Company” as they relate to the Option shall refer to the successor entity.
(f)    Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 3(b) through 3(e) above apply, then the applicable Section that results in the Option Holder vesting in the greatest portion of the Option shall control.
(g)    Exercisability. The vested portion of the Option will be exercisable in whole or in part (but not as to any fractional shares of Stock) at any time prior to the termination of the Option pursuant to Section 4, provided that (i) any requisite approval or consent of any government authority of any kind that has jurisdiction over the exercise of options has been secured, and (ii) the Exercise Price is not greater than the Fair Market Value of a share of Stock on the intended date of exercise. The right to purchase shares of Stock under the Option will be cumulative, and shares not purchased in any year may be purchased in subsequent years, subject to the termination provisions contained herein.
4.    Termination of Option. The Option will terminate on the first to occur of:
(a)    Expiration Date. Notwithstanding any provision of these Award Terms to the contrary, in no event will the Option be exercisable after 5:00 p.m. Central Time on August 31, 2025 (“Expiration date”).
(b)    Termination of Employment. In the case of the Option Holder’s termination of employment, the Option will terminate as follows:
(i)    Except as provided in Section 4(b)(ii), 4(c) or 4(d), (A) at 5:00 p.m. Central Time on the date that is 90 days following the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier, or (B) in the event the Option Holder becomes vested in any portion of the Option pursuant to Section 3(d)(i)(b) or 3(d)(i)(c), at 5:00 p.m. Central Time on the date that is 90 days following the Vesting Date for the Vesting Tranche(s) that vests pursuant to Section 3(d)(i)(b) or 3(d)(i)(c), as applicable, or upon the Expiration Date, if earlier.
(ii)    If the Option Holder’s employment is involuntarily terminated by the Company or a Related Company for a reason other than Cause, or if the Option Holder terminates for Good Reason, in each case following a Change in Control, at 5:00 p.m. Central Time on the date that is 12 months after the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(c)    Death or Disability. If the Option Holder’s termination of employment occurs due to the Option Holder’s death or Disability, at 5:00 p.m. Central Time on the date that is 36 months after the date of such termination, or upon the Expiration Date, if earlier. In the case of death, the vested portion of the Option may be exercised by the Option Holder’s beneficiary determined in accordance with Section 9 and, in the case of Disability, the vested portion of the Option may be exercised by the Option Holder or the Option Holder’s personal representative or attorney-in-fact.
(d)    Retirement.
(i)    If on the date of the Option Holder’s termination of employment (other than due to death or Disability), the Option Holder satisfies the Rule of 70 and the Option Holder is at least age 55 but not yet 60, at 5:00 p.m. Central Time on the date that is 12 months after the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(ii)    If on the date of the Option Holder’s termination of employment the Option Holder satisfies the Rule of 70 and the Option Holder is at least age 60, or if the Option Holder is at least age 65 (regardless of satisfaction of the Rule of 70), 5:00 p.m. Central Time on the date that is 36 months after the date of the Option Holder’s termination of employment, or upon the Expiration Date, if earlier.
(e)    Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 4(b) through 4(d) above apply, then the applicable Section that results in the longest Option exercise period shall control.
(f)    Forfeiture. If the Option Holder ceases to be employed by the Company or any Related Company prior to one or more Vesting Dates, the unvested portion of the Award shall be forfeited as of the termination date. Notwithstanding any provision of the Plan or these Award Terms to the contrary, the Option Holder will forfeit the Award (including any vested portion) immediately and without notice upon (A) the termination of the Option Holder’s employment for Cause, (B) the Option Holder’s breach of any restrictive covenants under the CIC Agreement or any other agreement between the Option Holder and the Company or any Related Company, or (C) the Option Holder’s commission of any act of malfeasance or wrongdoing affecting the Company or any Related Company.
5.    Clawback Provisions. In addition to, and not in limitation of, the restrictions set forth in Section 4(f) above, if the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by the Option Holder was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the Option Holder, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Option Holder engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Option Holder had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Option Holder, authorize legal action, or take such other action to enforce the Option Holder’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Company will not seek to recover bonuses or other compensation as detailed above paid more than three years prior to the date the applicable restatement is disclosed.
6.    Exercise and Payment. The aggregate Exercise Price for shares of Stock purchased upon exercise of the Option must be paid in cash or by check acceptable to the Company or, if the Committee so determines in its sole discretion, the Company may accept payment of the Exercise Price by the surrender to the Company of shares of Stock having an aggregate Fair Market Value equal to the aggregate Exercise Price, or by any other method that is approved by the Committee and permitted by the Plan. As a condition of exercise, the Option Holder will also execute such documents as the Company in its discretion deems necessary to comply with or satisfy the requirements of the Securities Act of 1933, or any other law, as then in effect. Upon receipt of payment and any such documents, the Company will, as expeditiously as possible, deliver to the Option Holder a certificate or certificates for such shares of Stock.
7.    Assignability. The Option is not assignable or transferable by the Option Holder except by will or by the laws of descent or distribution. Subject to the foregoing sentence, the Option will inure to the benefit of and be binding upon the successors and assigns of the Option Holder. The Option shall be exercisable, during the lifetime of Option Holder, only by the Option Holder.
8.    Capital Adjustments and Reorganizations. The number of shares of Stock covered by the Option, and the Exercise Price thereof, will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Option such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Option so replaced.
9.    Heirs and Successors. These Award Terms will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, the Option Holder may designate a beneficiary in writing filed with the Committee in such form as the Committee will require. If a deceased Option Holder has failed to designate a beneficiary, or if the designated beneficiary of the deceased Option Holder dies before the Option Holder, the beneficiary will be deemed to be the legal representative or representatives of the estate of the last to die of the Option Holder and the designated beneficiary.
10.    Taxes, Transaction Costs and Withholding. The Option Holder will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting, exercise and payment of this Option. It will be a condition to the obligation of the Company to issue or transfer shares of Stock upon exercise of this Option that the Option Holder pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Option, including the exercise thereof. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock upon exercise of the Option.
11.    Administration. The authority to interpret and administer the terms and conditions of this Award, including the authority to determine in its absolute discretion whether any performance metric hereunder has been achieved, will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the Plan. Any interpretation of these Award Terms by the Committee and any decision made by it with respect to these Award Terms is final and binding.
12.    Relation to Plan. Notwithstanding anything in these Award Terms to the contrary, these Award Terms are subject to the terms of the Plan, a copy of which may be obtained by the Option Holder from the office of the Secretary of the Company. Any amendment to the Plan will be deemed to be an amendment to these Award Terms to the extent that the amendment is applicable hereto.
13.    No Employment Contract. Nothing contained in these Award Terms will (a) confer upon the Option Holder any right to be employed by or remain employed by the Company or any Related Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of the Option Holder.
14.    Governing Law. The interpretation, performance, and enforcement of these Award Terms will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.

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Appendix 1
to the
Brinker International, Inc. Terms of CEO Special Equity Award

1)Adjustments to EPS. The calculations of EPS and 12-Month Rolling EPS will reflect the following adjustments.
(a)Accounting and Tax Changes. The EPS and 12-Month Rolling EPS calculations will be adjusted to neutralize any impacts associated with (i) changes in accounting principles pursuant to accounting pronouncements adopted during the period to which such calculations apply and (ii) changes in tax laws and regulations (including, but not limited to, unplanned and/or unanticipated changes in tax rates) taking effect during the period to which such calculations apply.
(b)    Brand or Business Dispositions. Any profit or loss associated with the disposition or sale of a brand or business will be excluded from the EPS and 12-Month Rolling EPS calculation. Any related impacts to interest expense, weighted average number of shares, and profit associated with the disposed brand or business will be reflected in EPS and/or 12-Month Rolling EPS to the extent necessary to neutralize the impact of the event in both calculations. Associated disposition costs, including but not limited to transaction, transition, disintegration or restructuring will be excluded from the EPS and 12-Month Rolling EPS calculation.
(c)    Brand or Business Acquisition. All profit or loss associated with the acquired brand or business, including associated changes to interest expense, as reported in the Company’s Adjusted Net Income, will be included in the EPS and 12-Month Rolling EPS calculation. Associated acquisition costs, including but not limited to transaction, transition, integration or restructuring, will be excluded from EPS and 12-Month Rolling EPS calculation.
(d)    Refranchised Restaurants. Any gain or loss from refranchising will be excluded from the EPS and 12-Month Rolling EPS calculation. Any related impacts to interest expense, weighted average number of shares, and royalties or profit associated with the refranchised restaurants will be reflected in EPS and/or 12-Month Rolling EPS to the extent necessary to neutralize the impact of the event in both calculations.
The Committee may also, in its discretion, include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, any unusual non-recurring gain or loss, and other items as the Committee determines to be appropriate.

[End of document.]